EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 27, 1999 (except for Note 11, for which the date is September 8, 1999) relating to the combined financial statements of the Courier Operations of Corporate Express Delivery Systems, Inc. as of January 30, 1999 and January 31, 1998 and for the year ended January 30, 1999, the eleven months ended January 31, 1998 and the year ended March 1, 1997, which appears in the Amended Current Report on Form 8-K/A of United Shipping & Technology, Inc. dated December 8, 1999 (No. 000-28452).

/s/ PricewaterhouseCoopers LLP


Houston, Texas
June 26, 2000